Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-166447 on Form S-11 of our report dated March 9, 2012, relating to the consolidated financial statements and financial statement schedule of Cole Corporate Income Trust, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Corporate Income Trust, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

October 17, 2012